Exhibit 5.1

Our ref	FWO/707834-000001/56176311v3

Ability Inc. PO Box 309, Ugland House Grand Cayman KY1-1104 Cayman Islands

16 August 2018

Dear Sirs

Ability Inc.

We have acted as counsel as to Cayman Islands law to Ability Inc. (the “Company”) to provide this opinion letter in connection with the Company’s prospectus supplement to prospectus dated August 8, 2018 (the “Prospectus Supplement”), related to the 728,262 ordinary shares of the Company of a par value of US$0.001 each (the “Ordinary Shares”) to be issued and sold by the Company pursuant to the terms and conditions of the securities purchase agreement dated August 14, 2018 between the Company and the investors named therein (the “Securities Purchase Agreement”). This opinion letter is given in accordance with the terms of the Legal Matters section of the Prospectus Supplement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The certificate of incorporation dated 1 September 2015, the certificate of incorporation on change of name dated 23 December 2015 and the amended and restated memorandum and articles of association of the Company as registered or adopted on 23 December 2015 (the “Memorandum and Articles”).

1.2	The written resolutions of the board of directors of the Company dated 14 August 2018 (the “Resolutions”) and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.3	A certificate of good standing with respect to the Company issued by the Registrar of Companies (the “Certificate of Good Standing”).

1.4	A certificate from a director of the Company a copy of which is attached to this opinion letter (the “Director’s Certificate”).

1.5	The Prospectus Supplement.

1.6	The Securities Purchase Agreement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Ordinary Shares.

2.4	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Prospectus Supplement or the Securities Purchase Agreement.

2.5	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the laws of the State of Israel or the State of New York.

2.6	The Company will receive money or money’s worth in consideration for the issue of the Ordinary Shares and none of the Ordinary Shares were or will be issued for less than par value.

2.7	The Company has sufficient authorised but unissued share capital to issue the Ordinary Shares.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion letter.

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3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	With respect to the Ordinary Shares, when: (a) the board of directors of the Company has taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters; (b) the issue of such Ordinary Shares has been recorded in the Company’s register of members (shareholders); and (c) the subscription price of such Ordinary Shares (being not less than the par value of the Ordinary Shares) has been fully paid in cash or other consideration approved by the board of directors of the Company, the Ordinary Shares will be duly authorised, validly issued, fully paid and non-assessable.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Ordinary Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

4.3	In this opinion letter, the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4.4	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Prospectus Supplement or the Securities Purchase Agreement.

We express no view as to the commercial terms of the Prospectus Supplement or the Securities Purchase Agreement or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

We hereby consent to the filing of this opinion letter as an exhibit to the Prospectus Supplement and to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Ordinary Shares and express no opinion or observation upon the terms of any such document. This opinion letter may be relied upon by McDermott Will & Emery LLP for the purposes solely of any legal opinion that they may be required to give with respect to the Prospectus Supplement.

Yours faithfully

/s/ Maples and Calder

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Ability Inc.

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

16 August 2018

To:	Maples and Calder
PO Box 309, Ugland House
Grand Cayman
KY1-1104
Cayman Islands

McDermott Will & Emery LLP
340 Madison Avenue
New York
NY 10173-1922

Barnea Jaffa Lande & Co.
58 HaRakevet St.
Electra City Tower
Tel Aviv 6777016
Israel

Dear Sirs

Ability Inc. (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide an opinion letter (the “Opinion”) in relation to certain aspects of Cayman Islands law. Unless otherwise defined herein, capitalised terms used in this certificate have the respective meanings given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full force and effect and are unamended.

2	The Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect

3	The shareholders of the Company (the “Shareholders”) have not restricted the powers of the directors of the Company in any way.

4	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Prospectus Supplement or the Securities Purchase Agreement.

5	The directors of the Company at the date of each of the Meeting and the Resolutions and at the date of this certificate were and are as follows: Alexander Aurovsky, Anatoly Hurgin, Limor Beladev, Avraham Dan, Naftali Granot, Yair Cohen and Joseph Tenne.

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6	The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the Shareholders and directors (or any committee thereof) of the Company (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings or passed by written resolution or consent, as the case may be.

7	Immediately following the consummation of the transactions that are the subject of the Prospectus Supplement and the Securities Purchase Agreement, the Company will be able to pay its debts as they fall due and has entered, or will enter, into the transactions the subject of the Prospectus Supplement and the Securities Purchase Agreement for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.

8	Each director of the Company considers the entry by the Company into the Prospectus Supplement and the Prospectus Supplement (including the transactions contemplated thereunder) to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

9	The Company has received or will receive money or money’s worth in consideration for the issue of the Ordinary Shares and none of the Ordinary Shares were or will be issued for less than par value.

10	Except as otherwise disclosed in the Company’s Annual Report on Form 20-F filed on April 30, 2018 and the Prospectus Supplement, to the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or Shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

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I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you in writing personally to the contrary.

Signature:	/s/ Anatoly Hurgin
Name:	Anatoly Hurgin
Title:	Director

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